Exhibit 10.1

SOFTBANK GROUP CORP.

1-7-1 Kaigan

Minato-ku

Tokyo, 105-7537

Japan

PERSONAL AND CONFIDENTIAL

November 24, 2021

WeWork Companies LLC

575 Lexington Avenue

New York, New York 10022

Attention:    Sandeep Mathrani, Chief Executive Officer

E-mail:        sandeep@wework.com

WeWork Inc. (f/k/a BowX Acquisition Corp.)

575 Lexington Avenue

New York, New York 10022

Attention:    Sandeep Mathrani, Chief Executive Officer

Email:          sandeep@wework.com

Amendment No. 1 to Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Letter Agreement, dated as of March 25, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Letter Agreement”), by and among WeWork Companies LLC, a Delaware limited liability company (the “WeWork Obligor”), WeWork Inc. (f/k/a BowX Acquisition Corp.), a Delaware corporation (“WeWork Parent”) and SoftBank Group Corp., a Japanese joint-stock company (the “SoftBank Obligor” and, together with the WeWork Obligor, each an “Obligor” and, collectively, the “Obligors”). Capitalized terms used but not otherwise defined in this amendment (this “Amendment”) shall have the respective meanings given to them in the Original Letter Agreement.

1.         Amendment. The WeWork Obligor, WeWork Parent and the SoftBank Obligor agree that, effective as of the date hereof:

a.         The definition of “Acceptable Credit Agreement Extension Amendment” set forth in Section 2 of the Original Letter Agreement is hereby amended and restated in its entirety to read as follows:

““Acceptable Credit Agreement Extension Amendment” means the amendment of the Credit Agreement and the Credit Documents, on terms no less favorable to the SoftBank Obligor in any material respect, when taken as a whole, as the terms set forth in the Credit Agreement and the Credit Documents (in each case in effect on the date hereof) (it being understood and agreed that any amendment to any term of the Credit Agreement or any Credit Document relating any Creditor Party or any of its Affiliates with respect to Regulation S shall be deemed less favorable to the SoftBank Obligor unless agreed to by the SoftBank Obligor in its sole and absolute discretion), but in any event which (I) reflects the amended terms set forth on the Term Sheet, (II) extends the Termination Date to no later than February 10, 2024, (III) provides for a senior secured letter of credit facility in an aggregate principal amount not to exceed $1.75 billion, which steps down to $1.25 billion on February 10, 2023 and (IV) contains such other amendments as are mutually agreed between the Obligors.”

b.         The definition of “Acceptable Reimbursement Agreement Amendment” set forth in Section 2 of the Original Letter Agreement is hereby amended and restated in its entirety to read as follows:

““Acceptable Reimbursement Agreement Amendment” means the amendment of the Reimbursement Agreement, on terms no less favorable to the SoftBank Obligor in any material respect, when taken as a whole, as the terms set forth in the Reimbursement Agreement (as in effect on the date hereof), but in any event which (I) reflects the terms set forth on the Term Sheet and (II) contains such other amendments, as are mutually agreed between the Obligors.”

c.         The following is hereby inserted as a new paragraph at the end of Section 2 of the Original Letter Agreement:

“It is understood and agreed that (1) to the extent the Commitment, Draw Period (each as defined in the NPA (as defined herein)) and/or maturity of WeWork Companies LLC’s 7.50% Senior Secured Notes due 2023 (the “7.50% Notes”) issuable or available to be drawn under that certain Amended and Restated Master Senior Secured Notes Note Purchase Agreement, dated as of October 20, 2021 (as amended or otherwise modified from time to time, the “NPA”), by and among WeWork Companies LLC, WW Co-Obligor Inc. and StarBright WW LP, is or are extended beyond February 12, 2023, but not later than February 12, 2024, the maximum amount of 7.50% Notes issuable or available to be drawn under the NPA shall be reduced to $500 million and (2) WeWork Companies LLC shall use commercially reasonable efforts to assist the SoftBank Obligor in the resale or refinancing of a portion of the 5.00% Senior Notes due 2025 issued under that certain Senior Notes Indenture, dated as of July 10, 2020, by and among WeWork Companies LLC, WeWork Co Inc., the guarantors party thereto and U.S. Bank National Association, as trustee, in such amount and on such customary terms as may be agreed in good faith between WeWork Companies LLC and the SoftBank Obligor in a transaction (or series of transactions) exempt from registration under the Securities Act.”

d.         The provision under the heading “LC Facility” on the Term Sheet attached as Annex A to the Original Letter Agreement is hereby amended and restated in its entirety to read as follows:

“A senior secured letter of credit facility in an aggregate principal amount not to exceed $1.75 billion, stepping down to $1.25 billion on February 10, 2023 (such facility, the “Facility”), available to the Obligors for the purpose of obtaining Letters of Credit issued by the Administrative Agent and the Issuing Creditors.”

2.	Miscellaneous.

This Amendment and its terms and substance may not be disclosed by any party hereto or any of its affiliates, officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents and advisors (collectively, “Related Persons”) to any third party or circulated or referred to publicly without the prior written consent of the each party hereto except (i) after providing written notice to each other party hereto to the extent lawfully permitted, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee or otherwise as required by applicable law or regulation or as requested by a governmental authority, (ii) to its respective Related Persons who are involved in the administration of the Credit Agreement and who have been informed by it of the confidential nature of this Amendment, (iii) to the extent such information becomes publicly available other than by reason of improper disclosure by it or its Related Persons in violation of any confidentiality obligations hereunder, (iv) on a confidential basis after, and subject to the occurrence of, the Extension Amendment Effective Date for customary accounting purposes, including accounting for deferred financing costs (including to its auditors), (v) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (vi) in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Amendment or any other agreement contemplated hereby or thereby or the enforcement hereof or thereof.

The Original Letter Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Each of the WeWork Obligor and WeWork Parent expressly acknowledges and agrees that (i) there has not been, and this Amendment does not constitute or establish, a novation with respect to the Original Letter Agreement, or a mutual departure from the strict terms, provisions, and conditions thereof (other than as expressly set forth in this Amendment) and (ii) nothing in this Amendment shall affect or limit the WeWork Obligor’s right to demand payment of liabilities owing to the WeWork Obligor under, or to demand strict performance of the terms, provisions and conditions of, the Original Letter Agreement, or to exercise any and all rights, powers, and remedies under the Original Letter Agreement or at law or in equity.

Each party hereto for itself and its respective affiliates agrees that any suit or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby or thereby, and all claims in respect of any such action or proceeding shall be heard and determined in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury arising out of or relating to this Amendment or the transactions contemplated hereby or thereby, or any matter referred to in this Amendment is hereby waived by each party hereto. Each party hereto for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any party hereto as provided for in Section 7.2 of the Reimbursement Agreement (or, in the case of WeWork Parent, to 575 Lexington Avenue, New York, New York 10022; Attention: Sandeep Mathrani, Chief Executive Officer, Email: sandeep@wework.com) shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Amendment and any claim, controversy or dispute (whether in contract, tort or otherwise) arising under or related to this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

It is understood and agreed that Section 7.5 of the Reimbursement Agreement is hereby incorporated by reference herein and shall apply hereto, mutatis mutandis, as if this Amendment were a Credit Document for all purposes thereunder.

This Amendment may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Amendment may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

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Very truly yours,

SOFTBANK GROUP CORP.

By:	/s/ Yoshimitsu Goto
Name:	Yoshimitsu Goto
Title:	Board Director, Corporate Officer, Senior Vice President and CFO

[Signature Page to SBG-WW Amendment No. 1 to Letter Agreement (November 2021)]

Acknowledged and agreed as of the date first written above.

WEWORK COMPANIES LLC

By:	/s/ Tim Fetten
Name:	Tim Fetten
Title:	Global Treasurer

[Signature Page to SBG-WW Amendment No. 1 to Letter Agreement (November 2021)]

WEWORK INC.

By:	/s/ Tim Fetten
Name:	Tim Fetten
Title:	Global Treasurer

[Signature Page to SBG-WW Amendment No. 1 to Letter Agreement (November 2021)]